Exhibit 10.39

CYTOKINETICS, INCORPORATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into by and between             (“Executive”) and Cytokinetics, Incorporated, a Delaware corporation (the “Company”), effective as of             (the “Effective Date”).

BACKGROUND

A. It is expected that the Company from time to time will consider a possible acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the Company’s and its stockholders’ best interests to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a change of control of the Company.

B. The Board believes that it is in the Company’s and its stockholders’ best interests to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a change of control for the benefit of its stockholders.

C. The Board believes that it is in the Company’s and its stockholders’ best interests to provide Executive with certain severance benefits upon Executive’s termination of employment following a change of control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding a possible change of control.

AGREEMENT

The parties hereby agree as follows:

1. Definition of Terms. The following capitalized terms referred to in this Agreement will have the following meanings:

(a) “Arbitration Agreement” means the Arbitration Agreement by and between the Company and Executive, as may be amended from time to time, and any successor agreement thereto.

(b) “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable, taken as a whole, than that provided to other Officers at the same time during the period Executive is entitled to receive severance pursuant to this Agreement.

(c) “Cause” means any of the following:

(i) Executive’s failure to substantially perform Executive’s duties with the Company (other than due to Executive’s incapacity as a result of physical or mental illness for a period not to exceed 90 days);

(ii) Executive’s engaging in conduct which is materially injurious to the Company, its business or reputation, or which constitutes gross misconduct;

(iii) Executive’s material breach of this Agreement, the Invention Agreement or any other agreements between Executive and the Company;

(iv) Executive’s material breach, or act or omission in material contravention of, the Company’s policies adopted by the Board or any committee thereof, including, without limitation, the Company’s Code of Ethics, Insider Trading Compliance Program, Disclosure Process and Procedures and Corporate Governance Guidelines;

(v) Executive’s conviction for or admission or plea of no contest with respect to a felony; or

(vi) Executive’s act of fraud against the Company, misappropriation of material property belonging to the Company, or act of violence against an officer, director, employee, contractor, agent or representative of the Company;

provided, however, that if any of the foregoing events in (i), (iii) or (iv) are reasonably capable of being cured, such event will only be deemed to be “Cause” if the Company has provided written notice to Executive describing the nature of such event, and Executive fails to cure such event to the Company’s reasonable satisfaction within thirty (30) days of his or her receipt of such notice.

(d) “Change of Control” means the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets; or

(iv) Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors of the Company are Incumbent Directors. “Incumbent Director” means a director of the Board who either (A) is a director of the Board as of the Effective Date, or (B) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination did not occur in connection with any transaction described in subsection (d)(i), (d)(ii) or (d)(iii) above.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Disability” means that Executive has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. If Executive resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Good Reason” means the occurrence of any one or more of the following conditions, unless agreed to by Executive in writing or as set forth below:

(i)	A material diminution in the Executive’s base compensation;

(ii)	A material diminution in the Executive’s authority, duties or responsibilities;

(iii)	A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, e.g., a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation);

(iv)	A material diminution in the budget over which the Executive retains authority prior to such change;

(v)	A material change in the geographic location at which the Executive must perform the services (i.e., the relocation of

Executive’s place of employment to a location that increases Executive’s one-way commute by more than 50 miles from the Company’s office location at the time of the Change of Control); or

(vi)	Any other action or inaction that constitutes a material breach by the Company or a successor entity of this Agreement;

provided that, to establish “Good Reason,” (A) Executive must give written notice of the occurrence of the applicable event to the Company within ninety (90) days after the initial existence of the condition; (B) the Company does not reasonably cure the event within thirty (30) days from the Company’s receipt of such notice; and (C) Executive resigns for Good Reason and his or her Separation from Service occurs within forty-five (45) days after the end of the notice period.

(i) “Invention Agreement” means the Proprietary Information and Invention Assignment Agreement by and between the Company and Executive, as may be amended from time to time, and any successor agreement thereto.

(j) “Officer” means an “officer” of the Company, as defined in Rule 16a-1(f) under the Exchange Act.

(k) “Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder.

(l) “Section 409A Limit” means the limit necessary for compliance with Treasury Regulation 1.409A-1(b)(9)(iii), which, as of the date hereof, is two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(m) “Separation from Service” means a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any alternative definition thereunder.

(n) “Treasury Regulations” means Title 26 of the U.S. Code of Federal Regulations.

2. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

3. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or by law.

4. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will serve as                                         of the Company. Executive will render such business and professional services in the performance of his or her duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him or her by the Board.

(b) Obligations. While Executive is employed by the Company, Executive will (i) perform his or her duties faithfully and to the best of his or her ability and will devote his or her full business efforts and time to the Company, and (ii) not engage in any other employment, occupation or consulting activity for any material direct or indirect remuneration without the Board’s prior approval.

5. Compensation.

(a) Base Salary. While Executive is employed by the Company, the Company will pay Executive an annual salary as determined in the discretion of the Board or any committee thereof. The base salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholding. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Performance Bonus. Executive will be eligible to receive an annual bonus and other bonuses, less applicable withholding taxes, as determined by the Board or any committee thereof in the Board’s or such committee’s sole discretion. Any earned bonus is payable no later than March 15th of the year following the year in which it is no longer subject to a substantial risk of forfeiture.

(c) Equity Compensation. Executive will be eligible to receive stock option grants, and other equity compensation awards, as determined by the Board or any committee thereof in the Board’s or such committee’s sole discretion.

6. Employee Benefits. While Executive is an employee of the Company, Executive will be entitled to participate in the Benefit Plans currently and hereafter maintained by the Company of general applicability to other Officers, subject to any eligibility or other terms of such Benefit Plans. The Company reserves the right to cancel or change the Benefit Plans it offers to its employees at any time.

7. Vacation. Executive will be entitled to vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

8. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties as an employee of the Company, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

9. Severance Benefits.

(a) Involuntary Termination Following a Change of Control. If on or within eighteen (18) months following a Change of Control:

(X)	(i) Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or

(ii)	the Company (or any parent or subsidiary of the Company) terminates Executive’s employment for other than Cause (and other than as a result of Executive’s death or Disability);

(Y)	Executive delivers to the Company an effective, general release of all claims in favor of the Company, in a form reasonably acceptable to the Company, which release is effective not later than fifty-two (52) days following the date of Executive’s Separation from Service; and

(Z)	provided that Executive’s termination constitutes a Separation from Service;

then Executive will receive the following severance from the Company (the “Severance Benefits”):

(i) Severance Payment. Executive will be entitled to (A) receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Executive’s base salary rate, as then in effect (but ignoring any reduction in base salary rate that forms the basis for Good Reason), for a period of eighteen (18) months following Executive’s Separation from Service; and (B) a lump-sum payment on the fifty-third (53rd) day following the Separation from Service equal to 100% of Executive’s target annual bonus as of the date of such termination.

(ii) Equity Awards. All of Executive’s then-outstanding equity awards, including, without limitation, stock options, restricted stock awards and restricted stock unit awards, will immediately vest on the date of the Separation from Service and, if applicable, become exercisable, as to 100% of such award.

(iii) Continued Employee Benefits. If Executive is participating in the Company’s Benefit Plans at the time of his or her Separation from Service and Executive timely elects continued coverage under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), Executive will receive Company-paid coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans from the date of Executive’s Separation from Service until the earliest of (A) eighteen (18) months following Executive’s Separation from Service, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) such time as Executive secures employment with benefits substantially similar, taken as a whole, to those provided under the COBRA coverage at that time (the period from the date of Executive’s Separation from Service through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the

Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and deductions. If Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the Severance Period, Executive must immediately notify the Company of such event, and all payments and obligations under this Section will cease.

(b) Timing of Severance Payments.

(i) General. No Severance Benefits shall be paid or provided until the release described in Section 9(a)(Y) becomes effective. Any Severance Benefits to which Executive otherwise would have been entitled under Section 9(a) during the fifty-two (52) day period referred to in Section 9(a)(Y) shall be paid or provided, as applicable, by the Company to Executive in full arrears on the fifty-third (53rd) day following Executive’s Separation from Service in accordance with Section 409A. Any other Severance Benefits will be paid or provided, as applicable, by the Company to the Executive in accordance with normal payroll policies as provided in Section 9(a). If Executive should die before all amounts have been paid, such unpaid amounts will be paid in a lump-sum payment to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(ii) Section 409A.

(A) Amounts paid under this Agreement are intended to satisfy the requirements of the “short-term deferral” rule set forth in Treasury Regulation 1.409A-1(b)(4) of the Treasury Regulations to the greatest extent possible, and to the extent not so exempt, such amounts are intended to be exempt under Treasury Regulation 1.409A-1(b)(9).

(B) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), and if any of the severance payable to Executive pursuant to this Agreement, together with any other severance payments or separation benefits, are considered “deferred compensation” under Section 409A (together, the “Deferred Compensation Separation Benefits”), any such Deferred Compensation Separation Benefits that would otherwise be payable within the first six (6) months following Executive’s termination of employment will not be paid as scheduled, and will instead become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s Separation from Service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable thereafter in accordance with the original payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his or her Separation from Service but prior to the six (6) month anniversary of his or her termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of

Executive’s death and all other Deferred Compensation Separation Benefits will be payable thereafter in accordance with the original payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(C) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

(c) Voluntary Resignation; Termination for Cause. If Executive’s employment terminates within eighteen (18) months following a Change of Control (i) voluntarily by Executive other than for Good Reason or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits, except for those as may then be established under the Company’s then existing severance plans and Benefits Plans or pursuant to other written agreements with the Company.

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive severance or other benefits, except for those as may then be established under the Company’s then existing written severance and Benefits Plans or pursuant to other written agreements with the Company.

(e) Termination Apart from Change of Control. If Executive’s employment terminates for any reason, either prior to the occurrence of a Change of Control or after the eighteen (18) month period following a Change of Control, then Executive will be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance plans and Benefits Plans, if any, or pursuant to any other written agreements with the Company.

(f) Exclusive Remedy. If Executive’s employment terminates within eighteen (18) months following a Change of Control, the provisions of this Section 9 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change of Control other than those benefits expressly set forth in this Section 9.

10. Conditional Nature of Severance Payments.

(a) Invention Agreement. If Executive is in material breach of the Invention Agreement, including, without limitation, Executive’s obligations of confidentiality and of non-solicitation contained in the Invention Agreement, then upon such breach by Executive: (i) Executive will refund to the Company all cash paid to Executive pursuant to Section 9 of this Agreement; and (ii) all severance benefits pursuant to this Agreement will immediately cease.

(b) Non-Competition. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the eighteen (18) months following the termination of Executive’s employment, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Accordingly, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in this Agreement (to the extent Executive is otherwise entitled to such payments and to the extent permitted by law) will be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly competes with the Company or is a customer of the Company during such 18-month period. Notwithstanding the foregoing, Executive may own, directly or indirectly, up to 2% of the capital stock of a company that directly competes with the Company, provided such capital stock is traded on a national securities exchange or through the automated quotation system of a registered securities association. Upon any breach of this Section and to the extent permitted by law, (i) Executive will refund to the Company all cash paid to Executive pursuant to Section 9 of this Agreement; and (ii) all severance payments pursuant to this Agreement will immediately cease.

11. Limitation on Payments. If the severance, payments and other benefits provided for in this Agreement or otherwise payable to Executive (a “Payment”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance benefits will be equal to the Reduced Amount. The “Reduced Amount” will be either:

(a) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or

(b) the largest portion, up to and including the total, of the Payment, whichever amount ((a) or (b)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. In the event that acceleration of vesting of stock award compensation is to be reduced, the acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s applicable type of stock award (i.e., earliest granted stock awards are cancelled last).

12. Invention and Arbitration Agreements. Executive agrees and acknowledges that the Invention Agreement and the Arbitration Agreement will continue in full force and effect and Executive agrees to abide by the terms thereof.

13. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations and rights under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets that executes and delivers an agreement setting forth the assumption described above or that becomes bound by this Agreement by operation of law.

(b) Executive’s Successors. This Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer (or, if Executive holds the position of Chief Executive Officer, then to the Company’s General Counsel).

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 14(a). Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).

15. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor, except as otherwise contemplated in this Agreement, will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver and Modification. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement, the Invention Agreement and the Arbitration Agreement constitute the entire agreement of the parties hereto with respect to their respective subject matter, and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to such subject matter.

(e) Choice of Law. The laws of the State of California (without reference to its choice of laws provisions that would lead to the application of the laws of another State) will govern the validity, interpretation, construction and performance of, and any disputes in connection with, this Agreement.

(f) Severability. If any provisions herein are found to be unenforceable on the grounds that they conflict with applicable laws, the parties intend that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions will not in any way be affected or impaired thereby.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Advice of Counsel; Understanding of Obligations. Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel. This Agreement will not be construed against any party by reason of the drafting or preparation hereof. Executive represents that he or she has read and understood all of his or her obligations under this Agreement, the Invention Agreement and the Arbitration Agreement, and hereby confirms the reasonableness of the duration, scope and geographic coverage of such obligations.

(i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below, to be effective as of the Effective Date.

COMPANY	CYTOKINETICS, INCORPORATED

By:

Name:

Title:

EXECUTIVE	By:

Name:

Title: